Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis

Director of Investor Relations	Chief Financial Officer

Avici Systems	Avici Systems

978-964-2000	978-964-2000

ivyadro@avici.com	pbrauneis@avici.com

Avici Provides Q1 Revenue Expectation

Reaffirms Full-Year Outlook for Growth

North Billerica, MA, March 19, 2004—Avici Systems Inc. (NASDAQ: AVCI), today announced that it expects gross revenues for its first quarter ending March 31, 2004 will be in the range of $6-8 million. The Company reaffirmed its full year 2004 outlook of 20-30% year-over-year revenue growth.

“First quarter revenues are being affected by uneven customer order patterns,” said Steven Kaufman, President and CEO of Avici Systems. “We remain confident in our full year outlook for 2004 based on our pipeline of opportunities and the progress we are making with our channel relationships.”

The Company expects to report its first quarter earnings on April 22, 2004.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

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Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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